Exhibit 10.2
EXECUTION VERSION
GUARANTY
     THIS GUARANTY (this “Guaranty”), dated as of November 4, 2005, is made by Thornwood Associates Limited Partnership, a Delaware limited partnership (the “Guarantor”), in favor of and for the benefit of XO Holdings, Inc., a Delaware corporation (“Seller”).
WITNESSETH:
     WHEREAS, Seller, XO Communications, Inc., a Delaware corporation (the “Company”) and Elk Associates LLC, a Delaware limited liability company (“Buyer”) are on the date hereof entering into an Equity Purchase Agreement (the “Purchase Agreement”), by and among Seller, the Company and the Buyer, pursuant to which Buyer shall purchase the Equity Interests (as defined in the Purchase Agreement) from Seller. Capitalized terms used herein but undefined shall have the meanings ascribed to such terms in the Purchase Agreement;
     WHEREAS, as an inducement for Seller to enter into the Purchase Agreement, the Guarantor has agreed to execute and deliver this Guaranty; and
     WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the purchase of the Equity Interests by Buyer from Seller pursuant to the Purchase Agreement.
     NOW, THEREFORE, for good and valuable consideration the receipt, adequacy and sufficiency of which is hereby acknowledged, the Guarantor agrees, for the benefit of Seller, as follows:
     1. Guaranty. (a) Guarantor irrevocably guarantees the obligations of Buyer to pay the Purchase Price to Seller in accordance with the Purchase Agreement (on the same terms, conditions and limitations set forth herein and therein) (individually, a “Guaranteed Obligations”, and collectively referred to as “Guaranteed Obligations”). Guarantor consents to any and all amendments, modifications, forbearances and extensions of time of payment and performance of the Guaranteed Obligations under the Purchase Agreement as may be agreed in writing by Buyer, the Company and Seller and to any and all changes in terms, covenants, and conditions thereof as may be agreed in writing by Buyer, the Company and Seller.
     (b) Each of Guarantor and Seller agree that in the event that Seller demands in writing that Guarantor fulfill its obligations under this Section 1 and Guarantor does not comply, then if Seller retains or engages an attorney or attorneys to enforce this guarantee in a court proceeding, the party that prevails in such court proceeding shall be entitled to reimbursement by the other party for all reasonable expenses incurred by such prevailing party, including reasonable attorneys’ fees and disbursements.
     (c) Guarantor agrees that, so long as any of the Guaranteed Obligations remain in effect, (i) it will not knowingly take any action that could reasonably be expected to diminish the value to Seller of the guaranty provided by the Guarantor pursuant to this Section 1 and (ii) it will not enter into any transaction, including a merger, consolidation or similar transaction, unless the obligations of the Guarantor pursuant to this Section 1 are expressly assumed by the acquiring corporation or entity.
     (e) As of the date hereof, Guarantor has a Net Worth in excess of $375,000,000. If at any time after the date hereof and prior to date on which this Agreement is terminated pursuant to Section 4 hereof, the Guarantor’s Net Worth becomes less than $175,000,000, Guarantor shall use its commercially reasonable efforts to cause an affiliate of Guarantor with a Net Worth in excess of $175,000,000.00 to guarantee the Guaranteed Obligations on the terms and conditions set forth in this Agreement. For purposes of this Section 1, “Net Worth” of a Person shall mean, as of a given date, (A) the total assets of such Person as of such date less (B) such Person’s total liabilities as of such date, as determined in accordance with GAAP.
     2. Representations of Guarantor. Guarantor hereby represents, warrants and covenants to Seller and the Company that:
     (a) Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite limited partnership power and authority to execute and deliver this Agreement and to carry out the obligations contemplated hereby, (b) this Agreement, when executed and delivered by Guarantor, will be the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, (c) the execution, delivery and performance of this Agreement, the fulfillment of and compliance with the terms and provisions hereof, and the obligations contemplated hereby by Guarantor do not and will not (i) conflict with, in any material respect, or constitute a material breach or material default under, Guarantor’s limited partnership agreement or any other agreement, contract, commitment, or instrument to which Guarantor is a party or to which it is bound or subject, (ii) require the consent, approval or authorization of, or notice, declaration, filing or registration with, any third party or (iii) conflict with, or violate any applicable law, (d) as of the date hereof, Guarantor has a Net Worth in excess of $375,000,000, and (e) there are no actions, suits, claims, arbitrations, proceedings or investigations pending, or threatened in writing against, affecting or involving Guarantor that would affect Guarantor’s ability to perform its obligations and agreements in this Agreement.
     3. Entire Agreement; Amendments. This Guaranty and the Purchase Agreement contain the entire agreement of the parties concerning the subject matter hereof and may not be amended, modified or supplemented without the express written consent of both Guarantor and Seller.
     4. Term. This Guaranty shall be effective as of the date the Purchase Agreement is signed and delivered by each of the parties thereto and shall terminate and have no force and effect upon the earlier of the close of business on: (i) the date the Closing actually occurs, (ii) the date the Purchase Agreement is terminated in accordance with its terms (other than a termination which is solely the result of Buyer’s breach of the Purchase Agreement) and (iii) the date on which the Guaranteed Obligations are satisfied in full. Until this Guaranty becomes effective, it will have no force and effect and no party shall have any right, interest, duties, obligations or liabilities hereunder. If the Purchase Agreement is not signed and delivered by each of the parties thereto, this Guaranty shall have no force and effect, and no party shall have any right, interest, duties, obligations or liabilities hereunder.
     5. Incorporation by Reference. The terms and conditions of the Purchase Agreement are hereby incorporated by reference and deemed a part hereof.
     6. Unconditional Character of Obligations of Guarantor. Subject to Section 4, the obligations of Guarantor hereunder shall be irrevocable, absolute and unconditional, irrespective of the validity, regularity or enforceability, in whole or in part, of any provision thereof, or the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against Buyer, Guarantor or any other Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of Buyer under the Purchase Agreement or Guarantor under this Guaranty, or any setoff, counterclaim, and irrespective of any other circumstances which might otherwise limit recourse against Guarantor by Seller or constitute a legal or equitable discharge or defense of a guarantor or surety. Seller may enforce the obligations of Guarantor under this Guaranty by a proceeding at law, in equity or otherwise, independent of any deficiency action against Buyer or any other Person at any time. This Guaranty is a guaranty of payment and performance and not a guaranty of collection. Guarantor waives diligence, notice of acceptance of this Guaranty, filing of claims with any court, any proceeding to enforce any provision of this Guaranty, against Guarantor, Buyer or any other Person, any right to require a proceeding first against Buyer or any other Person for the performance of the Guaranteed Obligations or any other obligations of Buyer or any other Person, or any protest, presentment, notice of default or other notice or demand whatsoever (except to the extent expressly provided to the contrary in this Guaranty).
     7. Applicable Law and Consent to Jurisdiction. All questions pertaining to the validity, construction, execution and performance of this Guaranty shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to the conflicts of laws provisions thereof. Each party hereto irrevocably: (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (as well as all appropriate appellate courts), or, if jurisdiction in such court is lacking, the courts of the State of New York sitting in New York County (as well as all appropriate appellate courts), in connection with the adjudication of any controversy or claim arising from, out of or relating to, this Guaranty or the breach hereof; and (b) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Guarantor irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Guarantor at c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153. Nothing in this Section 7, however, shall affect the right of Seller to serve legal process in any other manner permitted by law or affect the right of Seller to bring any suit, action or proceeding against Guarantor or its property in the courts of any other jurisdictions.
     8. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO HEREBY WAIVE THE RIGHT OF TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING HEREUNDER OR IN CONNECTION HEREWITH.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be signed and delivered by its officer thereunto duly authorized as of the date first above written.

THORNWOOD ASSOCIATES LIMITED
PARTNERSHIP

By:	/s/ Edward Mattner

Name:	Edward Mattner
Title:	Authorized Signatory

XO HOLDINGS, INC.

By:	/s/ Carl J. Grivner

Name:	Carl J. Grivner
Title:	President and Chief Executive Officer